Exhibit (a)(1)(v)

Confirmation E-mail to Employees who Elect to Participate in the Offer to Exchange Restricted Stock Units for Restricted Stock

Cypress Semiconductor Corporation has received your election form dated [                    , 2008], by which you elected to have some or all of your eligible restricted stock units cancelled in exchange for restricted stock, subject to the terms and conditions of this offer.

If you change your mind, you may withdraw your election as to some or all of your eligible restricted stock units by completing and signing the withdrawal form which was previously provided to you. A properly completed and signed copy of the withdrawal form must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 5:00 p.m., Pacific Time, on September 25, 2008 by:

Priscilla Raymundo

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

Fax: (408) 943-2706

E-mail: rsu.exchange@cypress.com

Only responses that are complete, signed, and actually received by Priscilla Raymundo by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Victoria Tidwell who can be reached at (408) 943-2979 or Neil Weiss, who can be reached at (408) 943-2630.

Please note that our receipt of your election form is not by itself an acceptance of the restricted stock units for exchange. For purposes of this offer, Cypress will be deemed to have accepted restricted stock units for exchange that are validly tendered and not properly withdrawn as of when Cypress gives oral or written notice to the restricted stock unit holders generally of its acceptance for exchange of such restricted stock units, which notice may be made by press release, e-mail or other method of communication. Cypress’s formal acceptance of the properly tendered restricted stock units is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Exchange Restricted Stock Units for Restricted Stock (referred to as the “Offer to Exchange”). The full terms of this offer are described in (1) the Offer to Exchange; (2) the letter from T.J. Rodgers, dated August 22, 2008; (3) the election form; and (4) the withdrawal form. You may also access these documents through our website at http://intranet.cypress.com/corpwww/corpwww/RSU/rsu.html.

Confirmation E-mail to Employees who Withdraw their

Restricted Stock Units from the Exchange Offer

Cypress Semiconductor Corporation has received your withdrawal form dated [                    , 2008], by which you rejected Cypress’s offer to exchange some or all of your eligible restricted stock units for restricted stock. Please note that eligible restricted stock units you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election form previously submitted by you.

If you change your mind and decide that you would like to participate in this offer, a properly completed and signed copy of the election form must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 5:00 p.m., Pacific Time, on September 25, 2008 by:

Priscilla Raymundo

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

Fax: (408) 943-2706

E-mail: rsu.exchange@cypress.com

Only responses that are complete, signed and actually received by Priscilla Raymundo by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Victoria Tidwell who can be reached at (408) 943-2979 or Neil Weiss, who can be reached at (408) 943-2630.

This notice does not constitute the Offer to Exchange Restricted Stock Units for Restricted Stock (referred to as the “Offer to Exchange”). The full terms of this offer are described in (1) the Offer to Exchange; (2) the letter from T.J. Rodgers, dated August 22, 2008; (3) the election form; and (4) the withdrawal form. You may also access these documents through our website at http://intranet.cypress.com/corpwww/corpwww/RSU/rsu.html.